LEGEND INTERNATIONAL HOLDINGS, INC.

                            (a Delaware Corporation)





                              INFORMATION STATEMENT

                       Date first mailed to Stockholders:

                                October __, 2007





                                     Level 8

                                580 St Kilda Road

                             Melbourne Victoria 3004

                                    Australia

                  (Principle executive offices of the Company)





                        WE ARE NOT ASKING YOU FOR A PROXY

                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

                       LEGEND INTERNATIONAL HOLDINGS, INC.

                              INFORMATION STATEMENT
                                  INTRODUCTION

This Information Statement is being furnished to Stockholders of Legend International Holdings, Inc., a Delaware corporation (the "Company"), pursuant to the requirements of Regulation 14C under the Securities Exchange Act 1934, as amended, in connection with an Action by Written Consent, dated August 31, 2007, of the Stockholders of the Company in lieu of a General Meeting of Stockholders of the Company (the "Written Consent"). A copy of the Written Consent is attached as Exhibit "A" to this Information Statement.

Management of the Company is utilising the Written Consent in order to reduce the expenses and demands on the Company's executives' time necessitated by the holding of a meeting of stockholders, since the only business of such a meeting would be the amendment of our Certificate of Incorporation to increase the authorized capital of the Company and certain companies which have some common Directors with the Company representing 53.2% of the issued and outstanding shares of the Company's $.0001 par value common stock (the "Common Stock") have indicated that they will vote for the increase of the authorized capital of the Company, thereby ensuring the approval of such resolutions. See "Vote Required"; and "Other Information Regarding the Company - Security Ownership of Certain Beneficial Owners and Management". The Company has received executed Written Consents from certain companies which have some common Directors with the Company which shall be effective 21 days from the date this Information Statement is first mailed to Stockholders. See "Matters Set Forth in the Written Consent".

Stockholders of record at the close of business on August 31, 2007 are being furnished copies of this Information Statement. The principal executive offices of the Company are located at Level 8, 580 St Kilda Road Melbourne, Victoria, 3004, Australia, and the Company's telephone number is 011 613 8532 2866.



                    MATTERS SET FORTH IN THE WRITTEN CONSENT

The Written Consent contains a resolution approving the increase in the authorized capital of the Company from 20 million shares of preferred stock and 200 million shares of common stock, par value $0.01 per share to 20 million shares of preferred stock and 300 million shares of common stock, par value $0.01 per share. Certain companies which have some common Directors with the Company, representing 53.2% of the currently issued and outstanding shares of Common Stock, have executed the Written Consent, thereby ensuring the approval of the increase in authorized capital. See "Other Information Regarding The Company - Security Ownership of Certain Beneficial Owners and Management."

Set forth below is a table of the stockholders who have executed the Written Consent and, to the best of the Company's knowledge, the number of shares of Common Stock beneficially owned by such stockholders as of August 31, 2007.


                                                No. of Shares of   Percentage of
                                                  Common Stock      Outstanding
                                                  Beneficially        Common
Stockholder                                          Owned             Stock
-----------                                          -----             -----

Renika Pty Ltd(1)..............................   63,775,476           40.55
Chabad House of Caulfield Pty Ltd(1)...........   19,901,250           12.65
                                                -------------       ---------
                                                  83,676,726           53.20
                                                =============       =========
-------------
Based on 157,289,825 shares outstanding as of August 31, 2007.
(1) Joseph I. Gutnick, Stera M. Gutnick and members of their family are officers, Directors and principal Stockholders.


                                  VOTE REQUIRED

Counterpart copies of the Written Consent evidencing a majority of the outstanding shares of Common Stock, must be received by the Company within sixty days of the earliest dated counterpart copy of the Written Consent received by the Company in order to effectuate the matters set forth therein. As of August 31, 2007 (date of Written Consent), 157,289,825 shares of Common Stock were issued and outstanding, thus, Stockholders representing no less than 78,644,912 shares of Common Stock were required to execute the Written Consent to effect the matters set forth therein. As discussed under "Matters Set Forth in the Written Consent" Renika and Chabad House of Caulfield which have some common Directors with the Company beneficially owning approximately 83,676,726 shares of Common Stock, or 53.2% of the outstanding Common Stock, have executed the Written Consent, thereby ensuring the approval of the increase in authorised capital. MANAGEMENT IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND MANAGEMENT A PROXY.

                 APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF
            INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES
             OF COMMON STOCK FROM 200,000,000 TO 300,000,000 SHARES

Introduction

Our Certificate of Incorporation currently authorizes the issuance of twenty million (20,000,000) shares of preferred stock and two hundred million (200,000,000) shares of common stock, par value $0.001 per share. On August 31, 2007, shareholders holding more than 50.1% of the issued and outstanding shares of common stock adopted a resolution proposing that our Certificate of Incorporation be amended to increase the authorized number of shares from from twenty million (20,000,000) shares of preferred stock and two hundred million (200,000,000) shares of common stock to twenty million (20,000,000) shares of preferred stock and three hundred million (300,000,000) shares of common stock.

Current Use of Shares

We currently have on issue 157,289,825 shares of common stock and 10,548,630 options exercisable into shares of common stock, leaving 32,161,545 shares of common stock available for future issuance. We continue to require additional shares of common stock for the purposes discussed below and accordingly, shareholders holding more than 50.1% of the issued and outstanding shares of common stock authorized the increase in the number of shares we can issue to 20 million shares of preferred stock and 300 million shares of common stock, par value US$0.001 per common share.

Proposed Amendment to Certificate of Incorporation

The Board of Directors and shareholders holding more than 50.1% of the issued and outstanding shares of common stock have adopted a resolution setting forth the proposed amendment to Article Four of the Company's Certificate of Incorporation.

The following is the text of Article Four of the amended Certificate of Incorporation of the Company:

         "The total number of shares of stock which the Corporation is authorized to issue is 320,000,000 shares consisting of 300,000,000 shares of Common Stock having a par value of $.001 per share and 20,000,000 shares of Preferred Stock having a par value of $.001 per share and to be issued in such series and to have such rights, preferences, and designation as determined by the Board of Directors of the Corporation."

Common Stock

The shares of common stock shall be alike and equal in all respects and shall have one vote for each share. Dividends payable in cash or in any other medium may be declared by the Board of Directors and paid on the shares of common stock. In the event of voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the common stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to shareholders ratably in proportion to number of shares of common stock held by them respectively.

Purpose and Effect of the Proposed Amendment

The Board of Directors and shareholders holding more than 50.1% of the issued and outstanding shares of common stock believes that the availability of additional authorized but unissued shares will provide the Company with the flexibility to issue common stock for a variety of corporate purposes, such as to raise capital, make acquisitions, effect future stock splits and stock dividends and to adopt additional employee benefit plans or to reserve additional shares for issuance under such plans.

We are currently investigating capital raising to provide funding for the Company's mineral exploration programs and working capital. This may result in the issue of further securities.

Other than as described above, the Board of Directors has no immediate plans, understanding, agreements or commitments to issue additional common stock for any purposes. No additional action or authorization by the Company's stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the common stock is then listed or quoted. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board of Directors.

Under the Company's Certificate of Incorporation, the Company's stockholders do not have preemptive rights with respect to common stock. Thus, should the Board of Directors elect to issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase such shares. In addition, if the Board of Directors elects to issue additional shares of common stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current stockholders.

The issuance of the additional shares of common stock could have the effect of diluting earnings per share and book value per share, which could adversely affect the Company's existing stockholders. Issuing additional shares of common stock may also have the effect of delaying or preventing a change of control of the Company. The Company's authorized but unissued common stock could be issued in one or more transactions that would make it more difficult or costly, and less likely, a takeover of the Company. The amendment to the Certificate of Incorporation is not in response to any specific effort of which the Company is aware to obtain control of the Company, and the Board of Directors has no present intention to use the additional shares of common stock in order to impede a takeover attempt.

The amendment will become effective upon filing of a Certificate of Amendment to the Company's Certificate of Incorporation with the Delaware Secretary of State. However, the Board retains discretion under Delaware law not to implement the amendment. If the Board exercised such discretion, the number of authorized shares would remain at current levels.

                     OTHER INFORMATION REGARDING THE COMPANY

Security Ownership of Certain Beneficial Owners and Management

         The following table sets out, to the best of our knowledge, the numbers of shares in us beneficially owned as at August 31, 2007 by:

(i)      each of our present Executive Officers and Directors,

(ii) each person (including any "group" as that term is defined in Section 13(d)(3) of the Securities Exchange Act) who beneficially owns more than 5% of our Common Stock, and

(iii)    all of our present Directors and officers as a group.

Title of Class        Name                        Number of Shares Owned        Percentage of
                                                                                Shares (1)
Shares of Common      Joseph and Stera          84,426,726  (2)(3)(4)(5)        53.42
Stock                 Gutnick *

Shares of Common      David Tyrwhitt *                   -                      -
Stock

Shares of Common      Peter Lee *                  525,000           (6)        **
Stock
                                              -----------------------------------------------

                      All officers and
                      Directors                 84,951,726                      53.57
                      As a Group
                                              -----------------------------------------------

* unless otherwise indicated, the address for each person is C/- Legend International Holdings, Inc., Level 8, 580 St Kilda Road, Melbourne, Victoria 3004, Australia.
**       less than 1%

(1)      Based on 157,289,825 shares outstanding as of August 31, 2007.

(2) Includes 63,775,476 shares of Common Stock owned by Renika Pty. Ltd., of which Mr Joseph Gutnick, Stera M. Gutnick and members of their family are officers, Directors and principal stockholders.

(3) Includes 750,000 shares issuable to Mr Joseph Gutnick upon exercise of stock options of which vest on September 19, 2007. Mr Gutnick holds a further 750,000 options which vest on September 19, 2008 and 750,000 options which vest on September 19, 2009.

(4)      Joseph Gutnick and Stera Gutnick are husband and wife.

(5) Includes 19,901,250 shares of common stock owned by Chabad House of Caulfield Pty Ltd. ("Chabad House"), a private corporation that is the trustee of the Heichal Menachem Community Centre Fund, a charitable organization. Joseph Gutnick and Stera Gutnick are directors of Chabad House but disclaim any beneficial interest in the shares of common stock owned by Chabad House.

(6) Includes 525,000 shares issuable to Mr Peter Lee upon exercise of stock options of which vest on September 19, 2007. Mr Lee holds a further 525,000 options which vest on September 19, 2008 and 525,000 options which vest on September 19, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, executive officers and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in the Company's Common Stock and are also required to provide the Company with copies of such reports. Based solely on such reports and related information furnished to the Company, the Company believes that in fiscal 2006 all such filing requirements were complied with in a timely manner by all directors and executive officers.

                                    EXHIBIT A

                       LEGEND INTERNATIONAL HOLDINGS, INC.

                  NOTICE PURSUANT TO SECTION 228 OF THE GENERAL
                                 CORPORATION LAW



To:      All Stockholders

1. PLEASE TAKE NOTICE THAT Stockholders owning at least a majority of the outstanding stock of LEGEND INTERNATIONAL HOLDINGS, INC. by written consent with a meeting dated August 31, 2007 have duly adopted the following resolution:

         "The total number of shares of stock which the Corporation is authorized to issue is 320,000,000 shares consisting of 300,000,000 shares of Common Stock having a par value of $.001 per share and 20,000,000 shares of Preferred Stock having a par value of $.001 per share and to be issued in such series and to have such rights, preferences, and designation as determined by the Board of Directors of the Corporation."





PETER LEE
CFO & Secretary